A global leader in sustainable and innovative fiber-based solutions 7 November 2016 Exhibit 1.3

Important information This presentation has been prepared by, and the information contained herein (unless otherwise indicated) has been provided by Munksjö Oyj (“Munksjö”) and Ahlstrom Corporation (“Ahlstrom”). By attending the meeting where this presentation is made, or by reading the presentation slides, you agree to be bound by the following limitations. This presentation is being furnished to you solely for your information on a confidential basis and may not be reproduced, redistributed or passed on, in whole or in part, to any other person. This presentation does not constitute a notice to an extraordinary general meeting or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed statutory absorption merger of Ahlstrom into Munksjö (the “Merger”) should be made solely on the basis of information to be contained in the actual notices to the extraordinary general meeting of Munksjö and Ahlstrom, as applicable, and the merger prospectus related to the Merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about Munksjö, Ahlstrom, their respective subsidiaries, their respective securities and the Merger. The distribution of this presentation may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa or Japan. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This presentation and any materials distributed in connection with this presentation are not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. No part of this presentation, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this presentation has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Munksjö nor Ahlstrom, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this presentation or its contents or otherwise arising in connection with the presentation. Each person must rely on their own examination and analysis of Munksjö, Ahlstrom, their respective subsidiaries, their respective securities and the Merger, including the merits and risks involved. This presentation includes “forward-looking statements.” These statements may not be based on historical facts, but are statements about future expectations. When used in this presentation, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Munksjö, Ahlstrom, the Merger or the combination of the business operations of Munksjö and Ahlstrom identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this presentation, including wherever this presentation include information on the future results, plans and expectations with regard to the combined company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Munksjö nor Ahlstrom, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this presentation. The combined financial information is presented for illustrative purposes only. The combined income statement information has been calculated assuming the activities had been included in one entity from the beginning of each period. The preliminary annual net sales, adjusted EBITDA and EBITDA of the combined company have been calculated as a sum of combined financial information for the twelve months ended 30 September 2016. The combined financial information is based on a hypothetical situation and should not be viewed as pro forma financial information. This presentation includes estimates relating to the cost synergy benefits expected to arise from the Merger and the combination of the business operations of Munksjö and Ahlstrom as well as the related integration costs, which have been prepared by Munksjö and Ahlstrom and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of Munksjö and Ahlstrom on the combined company’s business, financial condition and results of operations. The assumptions relating to the estimated cost synergy benefits and related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the Merger and the combination of the business operations of Munksjö and Ahlstrom, if any, and related integration costs to differ materially from the estimates in this presentation. Further, there can be no certainty that the Merger will be completed in the manner and timeframe described in this presentation, or at all. Notice to Shareholders in the United States The new shares in Munksjö have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any of the applicable securities laws of any state or other jurisdiction of the United States. The new shares in Munksjö may not be offered or sold, directly or indirectly, in or into the United States (as defined in Regulation S under the Securities Act), unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The new shares in Munksjö will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Munksjö and Ahlstrom are Finnish companies. Information distributed in connection with the Merger and the related shareholder votes is subject to disclosure requirements of Finland, which are different from those of the United States. The financial information included in this presentation has been prepared in accordance with accounting standards in Finland, which may not be comparable to the financial statements or financial information of United States companies. It may be difficult for Ahlstrom’s shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since Munksjö and Ahlstrom are located in non-U.S. jurisdictions, and all of their officers and directors are residents of non-U.S. jurisdictions. Ahlstrom’s shareholders may not be able to sue Munksjö or Ahlstrom or their officers or directors in a court in Finland for violations of the U.S. securities laws. It may be difficult to compel Munksjö and Ahlstrom and their affiliates to subject themselves to a U.S. court’s judgment. Ahlstrom’s shareholders should be aware that Munksjö may purchase Ahlstrom’s securities otherwise than under the Merger, such as in open market or privately negotiated purchases at any time during the pendency of the proposed offer.

The combination in summary Combination of two leading companies into one global leader in sustainable and innovative fiber-based solutions Preliminary combined net sales of approximately EUR 2.2bn with production in 14 countries Leading market positions in several niches Annual cost synergies are estimated to be approximately EUR 35m Gradually realised over two years with more pronounced impact expected from Q4 2017 The combination will be implemented as a statutory absorption merger whereby Ahlstrom will be merged into Munksjö 0.9738 new shares in Munksjö for each share in Ahlstrom, corresponding to an ownership of 47.2% and 52.8% in the combined company for Ahlstrom and Munksjö shareholders respectively Ahlstrom and Munksjö propose to distribute funds in the total amount of approximately EUR 23m each to their respective shareholders before the combination is implemented1 The completion of the combination is subject to, inter alia, approval by EGMs in Ahlstrom and in Munksjö as well as merger control approvals from relevant competition authorities The combined entity has obtained underwritten financing for the merger from Nordea and SEB Shareholders holding in aggregate approximately 32.9% of the shares and votes in Ahlstrom and approximately 39.6% of the shares and votes in Munksjö, have irrevocably undertaken to attend the companies’ respective EGMs and to vote in favour of the combination Corresponding to EUR 0.45 per share in Munksjö and EUR 0.49 per share in Ahlstrom.

Today’s presenters Pia Aaltonen-Forsell CFO of Munksjö Sakari Ahdekivi CFO of Ahlstrom Jan Åström CEO of Munksjö

The combination is a natural next step for Ahlstrom and Munksjö

Ahlstrom[1]

Net Sales	EBITDA (Adj.)	FTEs
€1,075m	€126m	3,277


Specialties
Filtration & Performance

Munksjö[1]

Net Sales	EBITDA (Adj.)	FTEs
€1,151m	€123m	2,928


Graphics & Packaging
Decor
Industrial Applications
Release Liners

Combined[1]

Net Sales	EBITDA (Adj.)	FTEs
€2,225m	€249m	6,205


Decor
Specialties
Filtration
Industrial Solutions

- Ahlstrom and Munksjö are both focused on sustainable and innovative fiber-based solutions and have a long common history – in particular since the combination of Munksjö and Ahlstrom's Label and Processing business in 2013
- For the past years, both companies have focused on streamlining operations and improving operational efficiency
- The combination is a natural next step as it has a strong strategic logic and is expected to improve competitiveness

5

1) Based on Sep 2016 combined LTM financials. For further details on combined financials, see slide 12.

Agenda Rationale for the combination Combined financial profile and synergies Transaction overview Appendix

A global leader in sustainable and innovative fiber-based solutions Creates a global leader The combination will create a global leader in sustainable and innovative fiber-based solutions (more than 90% produced from renewable fibers) by joining two companies with leading global positions in the main product areas decor, filtration and release liners Better positioned to serve customers and a strengthened position in the value chain through increased size Enhanced career opportunities supports the combined company’s ability to attract and retain top talent Multiple growth opportunities Broadened customer base, improved service and design capabilities as well as expanded product and service offerings add a large number of viable growth avenues Potential for innovation within new customer-focused solutions through combination of customer bases Complementary geographical footprints open up new growth options through a coordination of product portfolios and distribution and logistics networks More diversified revenue and earnings base through wider geographic footprint and broader product offering Strong financial position and cash flow to support the combined company’s strategic growth ambitions Significant synergy potential Short to mid-term, annual cost synergies estimated at approximately EUR 35m through organisational streamlining mainly within SG&A as well as through coordination of purchasing and production Gradually realised over two years with more pronounced impact expected from Q4 2017 Additional revenue and cost synergies beyond the current plan through leveraging the combined R&D platform, cross selling through the combined customer base and further coordination of production, sales and procurement Capital markets benefits Increased liquidity, investor interest and analyst coverage through larger market capitalisation (combined market cap at announcement EUR >1bn) Increased size and strengthened capital base gives potential for increased financing options and lower cost of debt

Leading global positions in the main product areas Product area Share of combined net sales (2015) Examples Decor Filtration Industrial Solutions Specialties Decor paper Thin print papers Oil filters Fuel filters Air filters Gas turbine filters Industrial filters Laboratory and micro filters Non-wovens Water purification Abrasive backings Electrotechnical insulation Release liners Tape Thin papers Specialty pulp Construction materials Food packaging Graphical papers Medical fabrics (e.g. barrier systems, drapes and gowns) Metallised labels

A stronger combined offering to customers Automotive Munksjö has a strong position in abrasive backings where automotive is an important end-market Ahlstrom has a strong position in e.g. oil, fuel and air filters used in automotive applications Food and Beverage Potential for innovation within new customer-focused solutions through combination of customer bases and product portfolios Munksjö has a strong position in release papers where food and beverage is an important end-market Ahlstrom has a strong position in food applications EXAMPLES Building and renovation Munksjö has a strong position in decor paper used for in furniture manufacturing, interior design and flooring Ahlstrom has a strong position in tape and wallcover where renovation and construction are important drivers Abrasive backing Food paper and wrapping Decor paper Oil/fuel/air filters Food applications Tape and wallcover

Creating a global growth platform Europe Ahlstrom Munksjö Employees1 1,863 2,510 Plants 18 13 Complementary geographical footprints open new growth options Munksjö has strong market positions in Europe and South America and Ahlstrom in Europe, North America and Asia EMEA APAC Americas Manufacturing sites Sales offices Manufacturing sites Sales offices APAC Ahlstrom Munksjö Employees1 568 25 Plants 4 1 Americas Ahlstrom Munksjö Employees1 879 244 Plants 6 1 Share of net sales by geography1 Based on 2015 figures.

Agenda Rationale for the combination Combined financial profile and synergies Transaction overview Appendix

AHLSTROM

Strong financial position and cash flow to support growth ambitions

Preliminary Combined Key Figures[1]						
	January-September 2016			October 2015-September 2016		
EURm	Combined company	Munksjö	Ahlstrom	Combined company	Munksjö	Ahlstrom
Net Sales	1,680.3	860.5	819.8	2,225.3	1,150.5	1,074.8
EBITDA (Adj.)[2]	205.3	100.6	104.7	249.1	122.7	126.4
EBITDA margin (Adj.)[2]	*12.2%*	*11.7%*	*12.8%*	*11.2%*	*10.7%*	*11.8%*
EBITDA[2]	201.9	100.6	101.3	239.0	122.7	116.3
EBITDA margin[2]	*12.0%*	*11.7%*	*12.4%*	*10.7%*	*10.7%*	*10.8%*
Interest bearing net debt	430.3	199.8	130.5	430.3	199.8	130.5
Operating cash flow	171.9	73.0	98.9	239.7	117.5	122.2
Capital expenditure	46.5	28.5	18.0	69.0	37.4	31.6

- **The combined company will have a strong balance sheet and strong cash flow to support it's growth ambitions**
- **Increased size and strengthened capital base gives potential for increased financing options and lower cost of debt**

1) The transactions between Munksjö and Ahlstrom have not been eliminated from the combined income statement information. The combined net sales include transactions between Munksjö and Ahlstrom amounting to EUR 18.1 million for the nine months ended 30 September 2016 and EUR 30.7 million for the year ended 31 December 2015. The transactions between Munksjö and Ahlstrom did not have any impact on the combined EBITDA or adjusted EBITDA. The combined income statement information of Ahlstrom has not been adjusted for the sale of Osnabrück. The net sales of Osnabrück amounted to EUR 60.4 million for the nine months ended 30 September 2016 and EUR 80.9 million for the year ended 31 December 2015. The EBITDA of Osnabrück amounted to EUR -1.2 million for the nine months ended 30 September 2016 and EUR -10.7 million for the year ended 31 December 2015. The adjusted EBITDA of Osnabrück amounted to EUR -1.2 million for the nine months ended 30 September 2016 and EUR -9.1 million for the year ended 31 December 2015.

2) The adjusted EBITDA and EBITDA of Ahlstrom have been adjusted by reallocating share of profit / loss of equity accounted investments into these line items to align with Munksjö's reporting format. The adjusted EBITDA of Munksjö and Ahlstrom are adjusted for items affecting comparability.

12

Significant synergy potential through coordination of operations Short to mid-term, the annual cost synergies are estimated to be approximately EUR 35m Majority of planned cost synergies expected to be achieved through organisational streamlining, mainly within SG&A as well as through a focusing of central administration and a combination of administration for closely located sales offices and mills Remaining planned cost synergies mainly expected through coordination of purchasing and production The cost synergies are expected to be gradually realised over two years following completion with a more pronounced impact on profitability expected from Q4 2017 and full realisation expected from Q2 2019 Integration costs of approximately EUR 30m expected to have nonrecurring cash flow impacts Q3 2017-Q2 2018 with the majority of nonrecurring costs in Q2-Q3 2017 Additional revenue and cost synergies beyond the current plan through leveraging the combined R&D platform, cross-selling through the combined customer base and further coordination of production, sales and procurement Integration costs and synergies

The combined company aims for a stable and annually increasing dividend Dividend target EBITDA margin above 14% over a business cycle EBITDA margin target Net gearing below 100% Net gearing target Financial targets

Agenda Rationale for the combination Combined financial profile and synergies Transaction overview Appendix

Combination overview The proposed combination will be executed through a statutory absorption merger whereby Ahlstrom will be merged into Munksjö 0.9738 new shares in Munksjö to be issued for each share in Ahlstrom Corresponds to an ownership of 47.2% and 52.8% in the combined company for Ahlstrom and Munksjö shareholders respectively Ahlstrom and Munksjö propose to distribute funds in the total amount of approximately EUR 23m each to their respective shareholders before the combination is completed1 The combined entity has obtained underwritten financing for the merger from Nordea and SEB as the joint underwriters EUR 560m multicurrency term and revolving credit facilities for Munksjö with maturities of 3-5 years EUR 200m bridge facility for Ahlstrom with maturity of 18 months, assumed by Munksjö as from date of completion and reduced to EUR 100m2 The financing is expected to lower the combined financing cost The completion of the combination is subject to, inter alia, approval by the EGMs to be held in Ahlstrom and in Munksjö as well as merger control approvals from relevant competition authorities Shareholders holding in aggregate approximately 32.9% of the shares and votes in Ahlstrom and approximately 39.6% of the shares and votes in Munksjö, including Ahlström Capital, Virala group of companies, Ilmarinen Mutual Pension Insurance Company, Varma Mutual Pension Insurance Company, Peter Seligson, Johan Erik Gullichsen, Robin Ahlström, Johannes Gullichsen, Thomas Ahlström and Martti Saikku, have irrevocably undertaken to attend the companies’ respective EGMs and to vote in favour of the combination New shares Munksjö Ahlstrom 100% 100% Merger Ahlstrom Munksjö 52.8% 47.2% Ahlstrom shareholders Munksjö shareholders Ahlstrom shareholders Munksjö shareholders Corresponding to EUR 0.45 per share in Munksjö and EUR 0.49 per share in Ahlstrom. Ahlstrom intends to obtain relevant waivers and consents for certain existing financing arrangements.

Corporate governance Company name: Ahlstrom-Munksjö Oyj A new name will be proposed by the time of completion of the combination Listing venue: Nasdaq Helsinki (primary) and Nasdaq Stockholm (secondary) Board of Directors Chairman: Hans Sohlström Vice-Chairmen: Peter Seligson and Elisabet Salander Björklund Management CEO: Jan Åström Pia Aaltonen-Forsell Sakari Ahdekivi Other executive positions to be announced

Pro forma ownership structure Through AC Invest Five B.V. and AC Invest Six B.V. Through Vimpu Intressenter Ab and Viknum AB. Includes also Alexander Ehrnrooth holdings through Belgrano Inversiones Oy, although not a part of the Virala group of companies. An enlarged combined shareholder base offers potential for increased liquidity in the combined company’s shares The combined company will have strong active large owners and a significant free float Owner % of shares and votes Ahlström Capital1 13.4% Virala group of companies2 12.6% Ilmarinen Mutual Pension Insurance Company 4.7% Varma Mutual Pension Insurance Company 2.4% OP Mutual Funds 2.3% Top 5 shareholders 35.4% Other shareholders 64.6% Total 100.0% Ahlstrom shareholders 47.2% Munksjö shareholders 52.8% Top owners in the combined company

Indicative timetable December 2016: Publication of merger prospectus 11 January 2017: EGMs of Ahlstrom and Munksjö Beginning of Q2 2017: Expected completion of the combination On or about first trading date following the completion: Expected first trading day of the new shares in Munksjö issued to Ahlstrom’s shareholders

Creates a leading global supplier of sustainable and innovative fiber-based solutions Strong and well-established platform with multiple growth opportunities Significant synergies through coordination of operations Benefits from scale in the capital markets A strengthened platform with further increased ability to serve customers

Agenda Rationale for the combination Combined financial profile and synergies Transaction overview Appendix

Peer valuation levels Source: FactSet as per 4 November 2016. EV/EBITDA 2016E